Kaplan to Acquire SmartPros
Expanding Its Continuing Education Offering in
Accountancy and Financial Services

FORT LAUDERDALE, FL and HAWTHORNE, NY—October 22, 2015 Kaplan, Inc., the global education services company and largest subsidiary of Graham Holdings (NYSE:GHC), has agreed to acquire SmartPros, Ltd. (NASDAQ-CM: SPRO), a leading provider of accredited professional education and training, primarily in accountancy. Kaplan will pay approximately $16.9 million in cash or $3.57 per share.

SmartPros offers a broad suite of services and content in accountancy continuing education. These include its well-known Financial Management Network (FMN), CPA Report (CPAR) and SmartPros Advantage (SPA) accounting subscription products. Its Financial Campus product and Banking library delivers continuing education to the financial services industry. SmartPros also offers accountancy training to accounting professionals and corporations through its Loscalzo Associates unit that qualifies practitioners for CPE credits in accounting, auditing and assurance topics. Its library of over 2,800 hours of primarily online education programming is delivered via a modern, proprietary learning management system (LMS) that enables clients to tailor their training requirements.

SmartPros recently launched its Audit Management System (AMS), which delivers a robust regulatory compliance solution for banks, broker-dealers and insurance companies to carry out branch audits and systematically help minimize regulatory and compliance risks.

“SmartPros’ continuing education courses in accountancy for professionals in the U.S. will provide a domestic complement to our existing global accountancy training programs,” said Dr. Andrew Temte, CFA and President of Kaplan Professional Education, who noted that Kaplan is a recognized leader in accountancy training in the U.K., Singapore and Hong Kong. “In addition, SmartPros’ continuing education offerings in the financial services field fit well with Kaplan’s existing Firm Element and Insurance CE products, which will enable us to deliver enhanced value to current and future customers.”

“We believe that combining SmartPros with Kaplan will strengthen our product offerings and allow the combined entity to better meet the needs of the changing professional development marketplace. We think this transaction is good for SmartPros’ customers, employees and shareholders,” said Allen S. Greene, CEO and Chairman of the Board for SmartPros. “It is a marriage of two well-regarded leaders in continuing education for accountants and financial service professionals.”

SmartPros reported $13.5 million in revenue for 2014.

Its existing customer base consists of approximately 3,000 companies, which primarily includes corporate, accounting and financial services firms. Additionally, SmartPros serves broker- dealers, securities and banking firms as well as state CPA societies and other professional groups and associations.

Practitioners can earn professional education credits for CPA, CMA, CFM, and CIA designations, and continuing legal education (CLE) credits.

The transaction is expected to close by year-end, subject to SmartPros’ shareholder approval.

About Kaplan

Kaplan, Inc. serves over 1.2 million students globally each year through its array of higher education, test preparation, professional education, English-language training, and university preparation, and offerings to individuals, institutions, and businesses. Across its 75-plus year history, first as small test-prep pioneer and then an early online education leader and now a global education provider, Kaplan has been recognized for expanding educational access and using technology and learning science innovations to continually improve outcomes for its students and partners. Kaplan has operations in over 30 countries, employs more than 19,000 full- and part-time professionals, and maintains relationships and partnerships with more than
1,000 school districts, colleges, and universities, and over 2,600 corporations and businesses.

Kaplan Professional Education helps professionals obtain in-demand certifications, licensing and designations that enable them to advance and succeed in their careers. Through live and online instruction, Kaplan Professional Education provides test preparation, licensing, continuing education, and professional development programs to businesses and individuals in the accounting, insurance, securities, real estate, financial planning, and information technology, industries.

Kaplan is a subsidiary of Graham Holdings Company (NYSE: GHC) and its largest division. For more information, please visit www.kaplan.com.

About SmartPros

Founded in 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education and corporate training. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not for-profit accounting, financial services, banking, engineering, legal, ethics and compliance, and information technology. SmartPros is a leading provider of professional education products to Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM, video and live seminars and events. The company’s subscription libraries feature hundreds of course titles and 2,800 plus hours of accredited education. SmartPros’ proprietary Professional Education Center (PEC) Learning Management System (LMS) offers enterprise distribution and administration of education content and information. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals serving more than one million ads and distributing more than 200,000 subscriber email newsletters each month. SmartPros’ network of Web sites averages more than 1 million monthly visits, serving a user base of more than 1.5 million profiled members. Visit: www.smartpros.com.

CONTACTS:
Mark Harrad Kaplan	mark.harrad@kaplan.com	212-974-6231
Shane Gillispie SmartPros	shanegillispie@smartpros.com	914-829-4974